Exhibit 99.1

RICA FOODS, INC. CONTACT:

Gustavo Barboza Vega

Rica Foods, Inc.

(506) 298-1280

gbarboza@pipasa.net

RICA FOODS, INC. ANNOUNCES

NEW HATCHING FACILITY IN NICARAGUA

LA RIBERA DE BELEN, HEREDIA, COSTA RICA, October 30, 2007 – Rica Foods, Inc. (the “Company”), an international producer of broiler chickens, processed chicken, beef and pork by-products, commercial eggs and premixed feed and concentrate for livestock and domestic animals, today announced that it plans to open a new chicken hatching facility outside of Managua, Nicaragua.

In its current operations, the Company ships one-day chicks from Costa Rica to Nicaragua. Transportation of one-day chicks to Nicaragua results in a loss of chicks, a current expense to the Company. The Company anticipates that the opening of the new hatching facility in Nicaragua will allow the Company to provide products to the Nicaraguan market from Nicaragua, thereby eliminating the need to ship one-day chicks from Costa Rica. If the Company succeeds in its plans, the Company will reduce costs because the mortality rate of one-day chicks will decrease, among other factors.

The Company plans to invest U.S. $1.1 million in the new facility. The new facility will be operated by the Company’s wholly owned operating subsidiary, Corporación Pipasa S.A. and is projected to have 10 hatching machines. The Company anticipates that the new facility will be fully operational in January 2008.

About Rica Foods, Inc.

The Company’s operations are mainly conducted through its operating subsidiary, Corporación Pipasa, S.A. ( “Pipasa” ) in Costa Rica. Pipasa’s primary business is derived from the production and sale of broiler chickens, processed chicken, beef and pork by-products, commercial eggs, and premixed feed and concentrate for livestock and domestic animals. Pipasa owns 124 urban and rural outlets and eleven distribution hubs throughout Costa Rica, four modern processing plants and four animal feed plants. The new hatching facility will expand the Company’s operations to its second country, Nicaragua. Pipasa exports its products internationally to all countries in Central America, as well as Colombia, Dominican Republic and Hong Kong.

For more information, please contact Rica Foods at (506) 298-1280, or e-mail to gbarboza@pipasa.net.

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